EXHIBIT 99.2

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS

JULY AND SECOND QUARTER 2008 SALES

Secaucus, New Jersey – August 7, 2008 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales of $105.6 million for the four-week period ended August 2, 2008, a 7% increase compared to sales of $99.0 million for the four-week period ended August 4, 2007.  Comparable store sales for July were flat compared to a 3% decrease in July 2007.  For the second quarter ended August 2, 2008, total sales increased 16% to $338.0 million.  Comparable store sales for the second quarter increased 9% compared to a 1% decrease for the second quarter of 2007.

The Company closed one store during July and four stores during the second quarter of 2008.

	July		2nd Quarter		Year-to-Date
	2008	2007	2008	2007	2008	2007
Total Sales:
- In Millions	$105.6	$99.0	$338.0	$290.5	$738.2	$646.5
- Change vs. Year Ago	+7%	+8%	+16%	+8%	+14%	+9%
Comparable Store Sales:	0%	(3)%	+9%	(1)%	+7%	+1%
- Change vs. Year Ago

In conjunction with today’s July sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, August 14, 2008.  To access the call, please dial 1-800-839-5685 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Company plans to report second quarter earnings results on Thursday, August 21, 2008.  The Company will host a conference call that day which will be broadcast live via webcast at 10:00 a.m. Eastern Time.  Interested parties are invited to listen to the call by dialing 1-800-862-9098 and providing the Conference ID, PLCE.  The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com.  A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on August 28, 2008.  To access the replay, please dial 1-800-753-6121 or you may listen to the audio archive on the Company’s website.

-more-

PLCE – July and Second Quarter 2008 Sales

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of August 2, 2008, the Company owned and operated 902 stores and its online store at www.childrensplace.com.

This press release (and above referenced calls) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, and  risks and uncertainties relating to other elements of the Company’s strategic review.  Readers (or listeners on the calls) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.

                     Jane Singer, Vice President, Investor Relations, (201) 453-6955

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